City of Buenos Aires, December 1st, 2023 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. Mercado Abierto Electrónico S.A. (MAE) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, In addition to the Relevant Event informed on October 11th, 2023, we hereby inform that the New York State Court has granted preliminary approval of the stipulation of settlement entered into by Loma Negra C.I.A.S.A. (“Settlement”), with respect to the shareholder class action lawsuit captioned “Dan Kohl v. Loma Negra CIASA, et al. - Index No. 653114/2018 (Supreme Court of the State of New York)”. The Settlement is subject to the final approval of the New York State Court. Sincerely, ______________________ Marcos Isabelino Gradin Investor Relations Officer